EXHIBIT 23


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
Air Methods Corporation:

We consent to the incorporation by reference in the registration statements on Forms S-8 (Nos. 33-24980, 33-46691, 33-55750, 33-65370, 33-75742, 333-108599,
and  333-138771),  Forms  S-3  (Nos.  33-59690,  33-75744,  and 333-111312), and
Post-Effective Amendment No. 1 on Form S-3 to Form S-1/A (No. 333-102452) of Air Methods Corporation of our reports dated March 9, 2007, with respect to the consolidated balance sheets of Air Methods Corporation and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, Schedule II - Valuation and Qualifying Accounts, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Air Methods Corporation.

Our report refers to a change in accounting for revenue and estimated uncompensated care in 2006 and a change in accounting for major engine and airframe component overhaul costs from the accrual method of accounting to the direct expense method in 2004. Our report also refers to the Company's adoption of SFAS No. 123(R), Share-Based Payment, effective January 1, 2006.


                                    KPMG LLP


Denver, Colorado
March 9, 2007